SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 26, 2010
Cardiovascular Systems, Inc.
(Exact name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-52082 (Commission File Number)	41-1698056 (IRS Employer Identification No.)
651 Campus Drive
St. Paul, Minnesota 55112-3495
(Address of Principal Executive Offices and Zip Code)
(651) 259-1600
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
Effective August 26, 2010, Paul A. Koehn, our VP of Manufacturing, adopted a pre-arranged trading plan (the “Trading Plan”) to sell shares of our common stock. The Trading Plan was designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and our policies regarding stock transactions. Under Rule 10b5-1, directors, officers and other persons who are not in possession of material non-public information may adopt a pre-arranged plan or contract for the sale of a registrant’s securities under specified conditions and at specified times to achieve prudent and gradual asset diversification over time.
The Trading Plan provides that Mr. Koehn will sell shares over a one-year period beginning October 4, 2010. Shares to be sold are currently owned by Mr. Koehn as restricted stock or will be purchased through the exercise of vested stock options held by Mr. Koehn. The Trading Plan allows for the sale of (i) an indeterminate number of shares of common stock to be used to pay the required withholding taxes and transaction costs associated with the vesting of restricted stock held by Mr. Koehn, and (ii) up to 16,175 shares of common stock underlying vested stock options. All shares will be sold under the Trading Plan in the open market at prevailing market prices, subject to minimum price thresholds and vesting restrictions. Mr. Koehn will have no control over the actual timing of the stock sales under the Trading Plan. Sales pursuant to the Trading Plan are expected to begin as early as October 4, 2010 and will terminate no later than October 4, 2011, unless terminated sooner in accordance with the Trading Plan’s terms.
All stock sales under the Trading Plan will be disclosed publicly in accordance with applicable securities laws, rules and regulations through appropriate filings with the U.S. Securities and Exchange Commission.
We do not undertake to report other Rule 10b5-1 plans that may be adopted by any of our officers or directors in the future, or to report any modifications or termination of any publicly announced plan or to report any plan adopted by an employee who is not an executive officer, except to the extent required by law.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: August 31, 2010

CARDIOVASCULAR SYSTEMS, INC.
By:	/s/ Laurence L. Betterley
Laurence L. Betterley
Chief Financial Officer